energy focus™

ENLIGHTEN AND INSPIRE FOR BETTER LIVING

Exhibit 99.1
Energy Focus, Inc. Names Two Seasoned Growth Executives to Board of Directors
Jeff Parker, an LED Solid-State Lighting Expert, and Brian Lagarto, a Finance and Operations Executive with Extensive Consumer Products Background, Join Board

SOLON, Ohio, February 22, 2022 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in sustainable and human-centric lighting technologies and developer of a range of UV-C disinfection products, today announced the appointments of Jeff Parker, 58, and Brian Lagarto, 56, to the Company’s Board of Directors.
Mr. Parker has a proven track record of driving growth through innovation in the LED lighting industry with product and distribution channel differentiation. He will serve as a non-executive, independent director and will sit on the Company’s Compensation Committee. Mr. Lagarto is a seasoned financial executive with extensive global experience leading global finance, operations, supply chain, and human resources organizations. He also will serve as a non-executive, independent director and will sit on the Company’s Audit and Finance Committee. Mr. Parker and Mr. Lagarto bring the total number of board Directors to six following the departure of James Tu, who resigned from the Company’s Board effective February 11, 2022.
Mr. Parker, 58, has spent nearly 30 years managing companies in the display, LED, medical and lighting markets. Since 2019, Mr. Parker has served as the Chief Executive Officer of Luminii, LLC, an industry-leading manufacturer of architectural LED lighting systems. From 2014 to 2018, Mr. Parker was the Chief Executive Officer at Soraa, Inc., an LED lighting company pioneering LEDs built from pure gallium nitride substrates, and served as Chairman of Soraa from 2018 to 2019. From 2010 to 2014, Mr. Parker was President of the Lighting and Display Business at Rambus following the acquisition of Global Lighting Technologies, where he was Chief Executive Officer from 2000 to 2010. Mr. Parker has earned over 250 granted patents covering inventions in LEDs, displays, fiber optics, medical illuminators, general lighting, micro-optics and other optoelectronics applications. Mr. Parker has served as a board member at Kateeva, Inc., SLD Laser, and Avogy Inc. He received his B.S. in Mechanical Engineering from the University of Akron.
“Energy Focus has a reputation for innovation, and a portfolio of products that advance lighting technology for a wide range of applications, and I am excited to help the company grow and commercialize its existing novel and unique proprietary technologies,” commented Mr. Parker.
Before retiring in 2021, Mr. Lagarto spent 12 years in executive roles at SharkNinja, a global consumer product goods retail and direct to consumer / e-commerce business, principally as Chief Financial Officer from 2009 until 2017. He was one of the original equity partners in SharkNinja as part of the team that drove significant sales and earnings growth converting a small, infomercial driven business to a retail and commercial focused business targeting consumers via major big box and online retailers in the US, in addition to global expansion into the UK, Europe and Asia. He also led the successful sale process of SharkNinja during 2017, resulting in a sale price of $1.6 billion. In November 2017, Mr. Lagarto became Executive Vice President Global Operations of SharkNinja, broadening his leadership experience beyond finance to focus on scaling SharkNinja’s global operations to support the continued dynamic growth of
32000 Aurora Road, Solon, OH 44139 • www.energyfocus.com • 800.327.7877 the business. In June 2019, he shifted to the Chief People & Strategy Officer of SharkNinja, primarily focusing on corporate strategy, culture, and recruitment of high-level talent.
“Energy efficient, human-centric lighting solutions will play an important role in a variety of end-markets over the next several years, and the consumer-focused products Energy Focus has in its portfolio resonate with my experience of bringing break-out consumer products to markets around the world. I am excited to join the Board of Energy Focus to help guide the company to achieve its ambitious goals,” commented Mr. Lagarto.
“I am excited that we have attracted two individuals who bring such fantastic industry experience to our Board,” remarked Stephen Socolof, the Company’s Interim Chief Executive Officer and Lead Independent Director. “Jeff Parker has spent 30 years leading companies in the solid-state lighting industry and will contribute tremendously to our strategy for lighting. Brian Lagarto built a very successful company in the consumer appliance and electronics space running finance, operations, and supply chain and will be a great contributor as EFOI develops its consumer business. Additionally, his strong financial background and experience will continue to strengthen our Audit Committee.”
About Energy Focus
Energy Focus is an industry-leading innovator of sustainable light-emitting diode (“LED”) lighting and lighting control technologies and solutions, as well as UV-C Disinfection technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products and controls that provide extensive energy and maintenance savings, as well as aesthetics, safety, health, and sustainability benefits over conventional lighting. Our EnFocus™ lighting control platform enables existing and new buildings to provide quality, convenient and affordable, dimmable, and color-tunable, circadian and human-centric lighting capabilities. In addition, our patent pending UVCD technologies and products aim to provide effective, reliable, and affordable UVCD solutions for buildings, facilities, and homes. Energy Focus’ customers include U.S. and U.S. ally navies, U.S. federal, state and local governments, healthcare, and educational institutions, as well as Fortune 500 companies. Since 2007, Energy Focus has installed approximately 900,000 lighting products across the U.S. Navy fleet, including tubular LEDs, waterline security lights, explosion-proof globes, and berth lights, saving more than five million gallons of fuel and 300,000 man-hours in lighting maintenance annually. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.
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Investor Contact:
Brett Maas
(646) 536-7331

32000 Aurora Road, Solon, OH 44139 • www.energyfocus.com • 800.327.7877